1996 SENIOR EXECUTIVE BONUS PLAN
                            AS AMENDED JULY 25, 2000

     The Compensation Committee (the "Committee") of the Board of Directors has approved the Amendment of the 1996 Senior Executive Bonus Plan (the "Plan"). Adoption of the Plan is subject to the approval of a majority of the shares of the Company's Common Stock which are present in person or by proxy and entitled to vote at the Annual Meeting. The Plan provides the Company's senior key executives with the opportunity to earn incentive awards based on the achievement of goals relating to the performance of the Company.


Background and Reasons for Adoption

     The  Company  has a  performance-based  bonus  plan  similar  to the  Plan, pursuant to which the Company rewards management for achieving certain performance objectives. However, under section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of its four other most highly compensated executive officers may be limited to the extent that such compensation exceeds $1 million in any one year. Under section 162(m), the Company may deduct compensation in excess of that amount if it qualifies as "performance-based compensation," as defined in section 162(m). The Plan is designed to qualify payments thereunder as performance-based compensation, so that the Company may continue to receive a federal income tax deduction for the payment of incentive bonuses to its executives. The Company will continue to operate its current bonus plan, as well, for the compensation of senior executives and other key employees for whom section 162(m) is not an issue.


Description of the Plan

     The following paragraphs provide a summary of the principal features of the Plan and its operation.


Purpose of the Plan

     The Plan is intended to increase stockholder value and the success of the Company by aligning senior executive compensation with the Company's business objectives and performance.


Administration of the Plan

     The Plan will be administered by the Committee in accordance with (1) the express provisions of the Plan and (2) the requirements of section 162(m).



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Eligibility to Receive Awards

     Participation in the Plan is determined annually in the discretion of the Committee. In selecting participants for the Plan, the Committee will choose officers of the Company who are likely to have a significant impact on Company performance and be highly compensated. For fiscal 2000, the participants in the Plan were Messrs. Swanson, Davies, Dobkin, Coghlan and Zapf. In fiscal 2001, the Plan will include the Chief Executive Officer and each of the Company's four other most highly compensated executive officers.


Target Awards and Performance Goals

     For each fiscal year, the Committee will establish: (1) a target award for each participant, (2) the performance goals which must be achieved in order for the participant to be paid the target award, and (3) a formula for increasing or decreasing a participant's actual award depending upon how actual performance compares to the pre-established performance goals.

     Each participant's target award will be expressed as a percentage of his or her base salary. Base salary under the Plan means the lesser of: (1) 125% of the participant's annual salary rate on the first day of the fiscal year, or (2) the participant's annual salary rate on the last day of the fiscal year.

     There are several performance measures which the Committee may use in setting the performance goals for any fiscal year. Specifically, the performance goals applicable to any participant will provide for a targeted level of achievement using one or more of the following measures: (1) annual revenue, and
(2) operating income expressed as a percent of sales.

     For fiscal 2001, the Committee has established for the Plan participants a combined performance goal with respect to: (1) operating profit return on sales (i.e. fiscal 2001 operating profit as a percentage of revenue), and (2) revenue growth from fiscal 2000 to fiscal 2001. The Committee has also established a formula, with such measurements as variables, which will determine actual awards.


Determination of Actual Awards

     After the end of each fiscal year, the Committee must certify in writing the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which has been certified by the Committee. However, the Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Also, no participant's actual award under the Plan may exceed $5 million for any fiscal year.



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     The Plan  contains a continuous  employment  requirement.  If a participant terminates employment with the Company prior the end of a fiscal year, he or she generally will not be entitled to the payment of an award for the fiscal year. However, if the participant's termination is due to retirement, disability or death, the Committee will proportionately reduce (or eliminate) his or her actual award based on the date of termination and such other considerations as the Committee deems appropriate.

     Awards under the Plan generally will be payable in cash after the end of the fiscal year during which the award was earned.